UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): June 8, 2007

TERAX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-1143548	88-045757
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

13355 Noel Road, 1370 Galleria Tower, Dallas, TX 75240
(Address of principal executive offices)

(972) 386-4644
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Explanatory Note

     The Registrant hereby amends the following reports:

  its Current Report on Form 8-K dated June 8, 2007, filed with the Securities and Exchange Commission on July 30, 2007 (the “July 8-K”); and
  its Current Report on Form 8-K dated September 5, 2007, filed with the Securities and Exchange Commission on September 10, 2007 (the “September 8-K” and, together with the July 8-K, the “Original Forms 8-K”).

     The purposes of the amendment are to do the following:

(i)	With respect to the July 8-K:
	a.	amend Item 5.01 of the July 8-K to supplement the disclosure therein regarding control of Westar Oil, Inc, which acquired control of the Registrant;
	b.	amend Item 5.03 of the July 8-K to supplement the disclosure therein regarding the timing and conditions of proposed amendments to the Registrant’s Articles of Incorporation;
	c.	amend Item 7.01 of the July 8-K to supplement and update the disclosure therein; and
	d.	amend Item 9.01 of the July 8-K to include the attached Exhibit 99.1 – Press Release dated September 26, 2007; and
(ii)	With respect to the September 8-K:
	a.	amend Item 9.01 to include the attached Exhibit 99.1 – Press Release dated September 26, 2007.

     Concurrently, the Registrant is providing additional and updated disclosure for the following Items of Form 8-K:

(i)	Item 3.01
(ii)	Item 4.01
(iii)	Item 5.02
(iv)	Item 8.01
(v)	Item 9.01

Item 3.01 Notice of Delisting of Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing (Additional and Updated Disclosure)

     On September 12, 2007, the Securities and Exchange Commission announced the temporary suspension, pursuant to Section 12(k) of the Securities Exchange Act of 1934 of trading in the securities of the Registrant commencing at 9:30 a.m. EDT on September 12, 2007 and terminating at 11:59 p.m. EDT on September 26, 2007.

     Prior to the suspension, the Registrant’s common stock traded by means of broker-dealer market maker quotations published on the Over-the-Counter Bulletin Board. The Registrant’s common stock is not listed on any national securities exchange. However, due to the trading suspension, market makers will be required to affirm that the information on which they base their compliance with Commission Rule 15c2-11 is both current and accurate. Until such time, the Registrant understands its shares will be traded as “Other OTC” stock, most likely by means of “Pink Sheet” quotations as published by Pink Sheets LLC.

Item 4.01 Changes in Registrant’s Certifying Accountant (Additional and Updated Disclosure)

     On September 21, 2007, the Registrant’s Board of Directors agreed to accept the resignation of Malone & Bailey, PC as auditors of the Registrant’s financial statements. Commencing on that same date, the Board commenced efforts to engage a new firm to serve as the independent registered public accounting firm to audit the

Registrant’s financial statements and to serve as the Registrant’s independent registered public accounting firm for the fiscal year ended December 31, 2007.

     The reports of Malone & Bailey, PC on the Registrant’s consolidated financial statements as of and for the fiscal years ended December 31, 2006 and December 31, 2005 and any subsequent interim period through the date of their resignation, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

     During the two fiscal years ended December 31, 2006 and December 31, 2005 and any subsequent interim period through the date of their resignation, there were no (1) disagreements with Malone & Bailey, PC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Malone & Bailey, PC’s satisfaction, would have caused Malone & Bailey, PC to make reference thereto in its report on the financial statements for such years, or (2) reportable events described under Item 304(a)(1)(iv)(B) of Regulation SB. A letter from Malone & Bailey, PC relating to the statements herein is attached hereto as Exhibit 16.1.

Item 5.01 Changes in Control of the Registrant (July 8-K)

      On July 23, 2007, the Registrant completed the sale of 55% of its issued and outstanding common stock to Westar Oil, Inc, a Nevada corporation (the “Purchaser”), pursuant to the Purchase and Sale Agreement (the “Purchase and Sale Agreement”) between the Registrant and the Purchaser, dated April 26, 2007 (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated April 26, 2006).

     The purchase price of the shares was $0.21 per share, the closing market price of the Registrant’s common stock on the date of the Purchase and Sale Agreement. At the closing on July 23, the Registrant sold 3.9 million shares to the Purchaser for $819,000. At a prior closing in April 2007 reported on the Registrant’s Current Report on Form 8-K dated April 26, 2007, the Registrant had sold 618,000 shares to the Purchaser for $129,780. Thus, the total consideration received in the transaction was $948,780 and the total number of shares purchased was 4,518,000. The Registrant is informed that the Purchaser used cash on hand to complete the purchase.

     The Purchase and Sale Agreement gave the Purchaser the right to designate one member of the Board of Directors of the Registrant and the Registrant’s chief executive officer. The Purchaser designated Linda Contreras as the Registrant’s sole director and chief executive officer, as reported in the Registrant’s Form 8-K dated April 26, 2007, replacing Lawrence J. Finn, who concurrently resigned as the Registrant’s chief executive officer and chief financial officer. Upon its purchase of 55% of the outstanding common stock of the Registrant, the Purchaser had sufficient shares to elect all of the members of the Registrant’s Board of Directors. Except as otherwise noted in this Current Report on Form 8-K/A, there were no other arrangements or understandings among members of either the former or new control groups and their associates with respect to the election of directors or other matters.

     The Purchaser is a Nevada corporation with its principal address at 9595 Wilshire Boulevard, Suite 510, Beverly Hills, California 90212. Mark Anderson is the beneficial owner of a majority of the outstanding stock of the Purchaser. Mr. Anderson is also the sole director and officer of the Purchaser.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers (Additional and Updated Disclosure)

     (b) On September 26, 2007, Dean Elliott and Jeffrey Joyce were appointed directors of the Registrant. Concurrently, Mr. Elliott and Mr. Joyce were appointed as President and Chief Executive Officer and as Vice President respectively, of the Registrant. Immediately following the appointment of the new directors, Linda Contreras resigned as a director of the Registrant. Mr. Elliott also succeeded Ms. Contreras as President and Chief Executive Officer of the Registrant.

     (c) Mr. Elliott, Director, President and Chief Executive Officer, has over 30 years experience in various oil and gas executive positions varying from mid-size independent oil & gas operators to large fully integrated publicly traded energy companies. For more than the last five years, Mr. Elliott has been an independent oil and gas developer. Mr. Elliott has extensive knowledge in seeking, evaluating, securing, drilling and developing over 100 oil and gas wells in Texas, Oklahoma and Louisiana. His background also includes extensive experience in mergers and acquisitions, financing and hands-on experience in all aspects of oil and gas operations, from prospect to pipeline.

     Mr. Joyce has been the landscape project manager of Choate Irrigation in Carrolton, Texas since 2006, where he is responsible for project management and sales development. From 2005 to 2006, Mr. Joyce was the operations manager of North Dallas Design and Development in Dallas, Texas. Prior to joining North Dallas Design and Development, Mr. Joyce was the principal of The Grounds Company, which he formed in 1984.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year (July 8-K)

     On July 26, 2007, Westar Oil, Inc, a Nevada corporation, as the holder of a majority of the Registrant’s outstanding shares, voted, via written consent without a meeting, to approve an amendment to the Registrant’s Articles of Incorporation to (1) reflect a change in the Registrant’s name to “Westar Oil and Gas, Inc.” and (2) amend the Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 15 million to 200 million. In accordance with Regulation 14C, on August 24, 2007, the Registrant filed with the Commission an information statement on Schedule 14C containing the information required by Regulation 14C relating to the name change and transmitted that information to the Registrant’s shareholders. As a result, the Registrant may implement the name change amendment to its Articles of Incorporation on or after September 13, 2007. The Registrant has yet to prepare an information statement on Schedule 14C with respect to the amendment to the Registrant’s Articles of Incorporation to increase the Registrant’s authorized capital. As of the date of the filing of this Current Report on Form 8-K/A, neither of these amendments to the Articles of Incorporation has become effective. The Registrant intends to implement the name change and increased share authorization amendments in a manner consistent with other announced or contemplated Registrant initiatives and transactions. As a result, the Registrant does not presently know exactly if or when it will implement either amendment.

Item 7.01 Regulation FD Disclosure (July 8-K)

     (a) Information

     Purchase and Sale Agreement

    As previously publicly disclosed, on April 26, 2007, the Registrant entered into a Purchase and Sale Agreement with Westar Oil, Inc, a Nevada corporation (the “Purchaser”). Under the Purchase and Sale Agreement, the Registrant agreed to sell to the Purchaser 55% of the issued and outstanding shares of common stock of the Registrant. The Purchase and Sale Agreement contemplated the holding of two closings as follows: (i) an initial closing pursuant to which the Registrant would sell to the Purchaser 618,000 shares (representing approximately 9% of its issued and outstanding common stock); and (ii) a second closing pursuant to which the Registrant would sell to the Purchaser 3,900,000 (originally contemplated to be 3,182,000) shares (representing approximately 46% of its issued and outstanding common stock). The per share purchase price in both closings of the transaction was $0.21, for total consideration of $948,780 for the total 4,518,000 shares to be purchased. As also previously disclosed, the initial closing occurred on April 26, 2007 and the second closing occurred on July 23, 2007. A copy of the Purchase and Sale Agreement was filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated April 26, 2007 and filed May 1, 2007.

     In connection with and pursuant to the Purchase and Sale Agreement, the Registrant’s sole director, David Pratt, and the Registrant’s President, Chief Executive Officer and Chief Financial Officer, Lawrence Finn, tendered their resignations, subject in the case of Mr. Pratt to the Registrant’s compliance with the filing and information transmission requirements of Commission Rule 14f-1. Concurrently, the Purchaser designated Linda Contreras as the replacement Chief Executive Officer of the Registrant and the Purchaser also designated Ms. Contreras as the replacement sole director of the Registrant, to take office as a director upon compliance with Commission Rule 14f-1. On May 1, 2007, the Registrant filed with the Commission a Schedule 14F1 and the Registrant concurrently transmitted the Schedule 14F1 information to the Registrant’s shareholders, in compliance with Rule 14f-1. In accordance with the Purchase and Sale Agreement and in compliance with Rule 14f-1, on May 11, 2007, the Registrant accepted the resignation of Mr. Pratt as the Registrant’s sole director and Ms. Contreras became the sole director of the Registrant on that date.

     In connection with and pursuant to the Purchase and Sale Agreement, the Registrant also announced its intention to change the Registrant’s name to “Westar Oil and Gas, Inc.” As previously disclosed by the Registrant, the change in the Registrant’s name is to be effected through an amendment of the Registrant’s Articles of Incorporation. On July 26, 2007, the Registrant’s board of directors and majority shareholder, the Purchaser, approved and adopted the amendment of the Registrant’s Articles of Incorporation to change the Registrant’s name. In accordance with Section 14(c) of the Securities Exchange Act of 1934, as amended, and Regulations 14C of the Commission promulgated thereunder, because the amendment to the Articles of Incorporation was adopted pursuant to a written consent of the majority shareholder and not pursuant to a solicitation of consents or proxies pursuant to Regulation 14A promulgated by the Commission, the Registrant is required to file with the Commission certain information on Schedule 14C and to transmit that information to the Registrant’s shareholders not less than 20 calendar days prior to the date on which the corporate action is to be taken. In accordance with Regulation 14C, on August 24, 2007, the Registrant filed with the Commission an information statement on Schedule 14C containing the information required by Regulation 14C and transmitted that information to the Registrant’s shareholders. The Registrant may implement the name change amendment to its Articles of Incorporation on or after September 13, 2007. The Registrant intends to implement the name change amendment in a manner consistent with other announced or contemplated Registrant initiatives and transactions and, as a result, the Registrant does not presently know exactly if or when it will implement the name change amendment.

     Debt Acquisition and Debt, Asset and Share Exchange Agreement Proposal

     As disclosed by the Registrant on June 8, 2007, the Registrant was informed by the Purchaser that the Purchaser had negotiated to acquire from a creditor the rights to $3.0 million in Registrant indebtedness owed to that creditor, consisting of principal, accrued interest and costs. The indebtedness was secured by liens on the Registrant’s leasehold interests in approximately 9,700 acres located in Erath County, Texas. On April 10, 2007, the Registrant had also disclosed that on April 3, 2007 it received notice that approximately 3,200 of these leasehold assets located in Erath County were subject to a writ of execution issued by the 266th District Court of the State of Texas and directing the Erath County sheriff’s office to recover the judgment amount and any other charges that had been awarded. The Registrant further disclosed at such time that the Purchaser had indicated to the Registrant its willingness to exchange the $3.0 million in indebtedness for Registrant common stock at a price of $6.75 per share, pursuant to a series of proposed transactions and subject to a number of conditions. These transactions are referred to here as the Debt, Asset and Share Exchange Agreement Proposal.

     Pursuant to the Debt, Asset and Share Exchange Agreement Proposal, the Purchaser would exchange the $3.0 million of the Registrant’s debt at a price of $6.75 per share, for a total of 444,445 shares of common stock. Concurrently, the Purchaser and the Registrant would exchange shares at a ratio of 3.63 shares of Registrant common stock for each share of the Purchaser’s common stock. This equated the value of the Purchaser’s common stock in the transaction for exchange purposes at $24.50 per share, based on the $3.0 million in debt being exchanged at $6.75 per Registrant common share. In addition under the Debt, Asset and Share Exchange Agreement Proposal, the Purchaser would contribute to the Registrant additional oil and gas and other assets at the same ratio, subject to receipt of appropriate third-party valuations for the shares or assets. Some of these proposed assets are described below in this Current Report on Form 8-K/A.

     Consummation of the Debt, Asset and Share Exchange Agreement Proposal transaction was proposed to be subject to a number of conditions to be negotiated between the parties, including (i) the accuracy of the parties’ representations and warranties customary for transactions of this type, including the absence of a material adverse changes in their business, assets or liabilities and the receipt of all applicable permits, authorizations, consents, and approvals, (ii) the receipt of third-party valuations for the share price of both companies and the assets proposed to be transferred and (iii) receipt of an approved settlement agreement with all of the creditors and judgment holders of the Registrant.

     Concurrently with the June 8, 2007 announcement of the Purchaser’s acquisition of the Registrant’s debt and the announcement of the Debt, Asset and Share Exchange Agreement Proposal, the Registrant also disclosed its intention to extend its oil and gas leases on its Erath County, Texas lands, which expire in October 2007 with respect to approximately 3,200 acres. Extension of the leases would, of course, require satisfactory resolution of the writ of execution relating to the leaseholds. Subject to that extension, the Registrant intended to commence production from the leases (where six active wells are present) as soon as practicable, and the Registrant estimated gross cash proceeds from production from such properties at $750,000 per month. This estimate was based on prior management’s internal forecasts. Actual production proceeds, however, are subject to a number of variables and uncertainties, including gross well production, production costs, and the prevailing prices for the produced oil and gas.

     Subsequent to the June 2007 announcement regarding the $3.0 million debt exchange proposal, the Purchaser informed the Registrant that, in August September, the creditor had foreclosed on the leasehold interest on approximately 6,500 of the acres located in Erath County, Texas and that the Purchaser then held the rights to the leasehold in lieu of the Registrant debt. At such time, the Purchaser also informed the Registrant of its continued desire to proceed with the Debt, Asset and Share Exchange Agreement Proposal, subject to all of the initial conditions to the proposal, on the basis of the exchange of the leasehold, rather than the prior $3.0 million indebtedness.

     In or about August 2007, a receiver was appointed over the Registrant’s leasehold on the approximately 3,200 acres in Erath County, Texas that had been subject to the writ of execution. That leasehold expires in accordance with its terms in or about October 2007. The Registrant is considering entering into a new lease for that property, but there can be no assurance whether the Registrant will be able to negotiate such a lease or, if negotiated, the Registrant will be able to operate on the property without satisfactory resolution of the Registrant’s indebtedness related to its prior leasehold interest.

     Additional Transactions Relating to the Debt, Asset and Share Exchange Proposal

     On June 22, 2007, the Registrant disclosed that it and the Purchaser had finalized the terms of the Debt, Asset and Share Exchange Agreement Proposal on the basis that had been previously disclosed and subject to a number of conditions. The parties had not, however, on such date bound themselves to proceed with the transaction. Consistent with the parties’ negotiations and the finalized proposal at such date, the Purchaser had identified additional assets it proposed to exchange with the Registrant for Registrant common stock. Set forth in the section below entitled “Additional Disclosed Transactions to Which the Registrant is Not a Party” are descriptions of a number of these assets and transactions that the parties have contemplated making part of the Debt, Asset and Share Exchange Agreement Proposal transaction.

     Included in the proposed assets were the Purchaser’s rights under several oil and gas property acquisition contracts which the Purchaser had recently negotiated. In addition, the Registrant announced that the Purchaser had recently negotiated $175 million funding agreement the Purchaser with a New York-based energy lender, which funding agreement had been allocated to the funding of two proposed oil and gas acquisitions, which involved both current producing properties and additional drilling potential. As the Registrant disclosed at the time, it was proposed that the Purchaser may transfer its rights to the funding proposal and the related acquisitions to the Registrant in the Debt, Asset and Share Exchange Agreement Proposal transaction, but it was not anticipated that additional shares of Registrant common stock would be issued in the Debt, Asset and Share Exchange Agreement Proposal to acquire the rights to the financing if that transfer were to occur. Correspondingly, the Registrant was not obligated in any manner with respect to the proposed financing. The Registrant is informed that the Purchaser elected to let the funding proposal lapse in accordance with its terms and to seek any necessary funding concurrently with any new proposed transactions.

     Concurrently with the announcement of the finalized terms of the Debt, Asset and Share Exchange Agreement Proposal, the Registrant announced its intention to issue a stock dividend to the Registrant’s shareholders, concurrent with the anticipated name change of the Registrant. At the time of the announcement, the Registrant believed that it could implement the name change based on the board and majority shareholder approval of the name change amendment to the Registrant’s Articles of Incorporation alone. However, as disclosed above, implementation of the name change amendment has certain filing and information transmission pre-conditions as to which the Registrant has taken action.

     At the time of the board’s initial approval of the share dividend, the Registrant’s common stock was trading at approximately $3.00 per share, and the board proposed issuing approximately 1.25 of a share for each outstanding share, to equate with the original share to a total of approximately $6.75, the per share price the Purchaser had proposed to convert $3.0 million in acquired Registrant debt. As disclosed by the Registrant on June 29, 2007 and then as revised in its Current Report on Form 8-K filed on July 30, 2007, the board determined to simplify the proposed dividend transaction to a share dividend of whole shares of common stock for each outstanding share of common stock. The initial proposal of one share for each outstanding share was increased to propose a share dividend of two shares for each outstanding share.

     Consummation of the share dividend is conditioned upon the Registrant implementing its other disclosed transactions, including the Debt, Asset and Share Exchange Proposal described above and the Debt Restructuring proposal described below. In addition, because of the number of shares proposed in the share dividend, the Registrant will have to amend its Articles of Incorporation to authorize additional shares of common stock. Therefore, at the same time that the Registrant announced its intention to declare a share dividend of two shares for each outstanding share in its Current Report on Form 8-K filed July 30, 2007, the Registrant announced its intention to increase the authorized capital to 200,000,000 shares pursuant to the board and majority shareholder approval of that amendment, and the concurrent approval of the name change amendment, on July 26, 2007. Like the name change amendment, implementation of the amendment to increase the authorized number of shares requires compliance with Commission Regulation 14C.

     Additional Disclosed Transactions to Which the Registrant is Not a Party

     As indicated above, in connection with the continued negotiations and finalization of the Debt, Asset and Share Exchange Agreement Proposal, the Registrant provided disclosure regarding certain of the assets or transactions being negotiated by the Purchaser and which the Registrant anticipated may be transferred to the Registrant in the Debt, Asset and Share Exchange Proposal transaction.

     On June 29, 2007, the Registrant announced that the Purchaser (not the Registrant) had finalized oil and gas exploration and development agreements relating to approximately 24,000 acres located in Arkansas in the Fayetteville formations. These transactions relate to approximately 3,800 acres located within a 24,000-acre area of interest located in Cleburne and Van Buren Counties in Arkansas. Under the terms of these the agreements, the Purchaser would acquire a 75% working interest in the properties, which the Registrant anticipated may be assigned to the Registrant in the Debt, Asset and Share Exchange Agreement Proposal. Under these development agreements, the Purchaser (and the Registrant if it succeeds to the rights of the Purchaser as assignee) would be required to fund all exploration, development, drilling and production costs. However, unless and until the Registrant acquires rights in these leases, the Registrant similarly would incur no liabilities related to these leases.

     Concurrently on June 29, 2007, the Registrant publicly announced that the Purchaser (not the Registrant) expected to acquire a controlling interest in an oil and gas company for $150 million. The Purchaser stated that it intended to access the $175 million proposed financing described above and being evaluated at the time by the Purchaser. The Registrant concurrently anticipated that if the Registrant’s transactions with the Purchaser were to be consummated, then the Registrant would possibly also succeed to the rights and obligations of the Purchaser in that transaction. However, the Registrant is informed that the Purchaser elected not to consummate the acquisition transaction and to let the financing proposal lapse in accordance with its terms. As with the Arkansas exploration and development agreements described above, the Registrant did not and does not have any present rights or commitments relating to or ability to effect these transactions, other than if it elects to pursue a transaction with the Purchaser and these transactions are included as part of that transaction. The Registrant does not currently know of the Purchaser’s actions or intentions with respect to these transactions.

     On July 25, 2007, the Registrant announced that the Purchaser (not the Registrant) had purchased on the open market a controlling shareholder position in Truestar Petroleum Corporation, which is listed on the TSX Venture Exchange. The Registrant understands that the Purchaser had purchased nearly 18 million shares. Based on Truestar’s public filings, on June 30, 2007, Truestar had a total of approximately 90 million shares outstanding on that date. However, the Registrant was subsequently informed that the Purchaser had not proceeded with that transaction as originally proposed. The Registrant further understands that in August 2007 the Truestar subsidiary controlling the Texas-based assets of Truestar that provided significant potential opportunity for compatible development had filed for protection under Chapter 11 of the United States Bankruptcy Code. As with the other assets and transactions described above, the Registrant did not and does not have any present rights or commitments relating to or ability to effect this transaction, other than if it elects to pursue a transaction with the Purchaser and this transaction is included as part of that transaction. The Registrant does not currently know of the Purchaser’s actions or intentions with respect to this transaction.

     On August 8, 2007, the Registrant announced that the Purchaser had agreed to acquire the working interest positions and the operator position in the leases which Truestar Petroleum is a working interest holder, known as Eagle. The Registrant understood that the proposed transaction potentially offered significant efficiencies with the Purchaser’s nearby properties. The Registrant was, however, not involved in this transaction and the Registrant is not aware of whether the Purchaser intends to proceed with this transaction and what effect, if any, the Truestar subsidiary’s Chapter 11 filing will have on this decision. As with the other transactions described above, the Registrant did not and does not have any present rights or commitments relating to or ability to effect the Eagle transaction, other than if it elects to pursue a transaction with the Purchaser and the Eagle transaction is included as part of that transaction. Unless and until that occurs, the Registrant has no right or interest in any such asset or transaction.

     On September 5, 2007, the Registrant additionally announced that it had been informed that the Purchaser had received approval to lease nearly 6,000 acres from the Department of Interior, Bureau of Indian Affairs in Osage County, Oklahoma. As with the transactions described above, the Purchaser is the present party to the Oklahoma transaction and the Registrant did not and does not have any present rights or commitments relating to or ability to effect this transaction, other than if it elects to pursue a transaction with the Purchaser and the Oklahoma transaction is included as part of that transaction. The Registrant is not aware of whether the Purchaser intends to proceed with the Oklahoma transaction.

     As noted above, each of these transactions is a transaction being contemplated, negotiated or entered into by the Purchaser only. The Registrant will only acquire rights in these transactions or the underlying assets if and to the extent the Registrant and the Purchaser consummate the Debt, Asset and Share Exchange Agreement Proposal transaction and the particular transactions or assets are transferred to the Registrant in that transaction of if the Purchaser elects not to proceed with a transaction and the Registrant desires and is able to pursue the transaction. Since neither the Purchaser nor the Registrant is bound to proceed with the Debt, Asset and Share Exchange Agreement Proposal transaction, there can be no assurance if or when that transaction will occur or, if it occurs, how it will be structured or what transactions or assets will be included.

     Debt Restructuring and Further Conditions to Consummation of the Proposed Transactions

     As disclosed in the Registrant’s periodic reports, including its Annual Report on Form 10-KSB for the year ended December 31, 2006 and its quarterly reports on Form 10-QSB for the quarters ended March 31 and June 30, 2007, the Registrant is currently subject to contract or judgment indebtedness of in excess of $6 million dollars. In addition to other conditions to closing of the transactions contemplated in the Debt, Asset and Share Exchange Agreement Proposal with the Purchaser, closing of those transactions is specifically conditioned on the Registrant obtaining satisfactory settlement with its creditors holding that indebtedness, including any necessary court approvals of those settlements. Those satisfactory settlements are referred to in this Current Report on Form 8-K/A as the Debt Restructuring.

     As discussed above, and as previously disclosed by the Registrant, the Purchaser previously acquired the rights to another $3.0 million of the Registrant’s secured debt, which it proposed to exchange for Registrant common stock in the proposed transactions. However, in August 2007, the creditor foreclosed on the Registrant’s leasehold on approximately 6,500 acres located in Erath County, Texas and which secured the $3.0 million in debt. The Purchaser indicated to the Registrant at the time of that foreclosure its expectation that the foreclosed property would be considered in lieu of the $3.0 million in debt for purposes of the Debt, Asset and Share Exchange Agreement Proposal transaction. However, as stated above, proceeding with that transaction is expressly conditioned on the satisfaction of all other conditions to consummation of that transaction, which include the satisfactory conclusion of the Debt Restructuring and no material adverse change in the Registrant’s business or financial condition. If the parties elect to proceed with the transaction, it is expected that it will remain subject to conditions that are customary for transactions of this type as well as (i) consummation of the name change amendment, (ii) consummation of the proposed share dividend, (iii) receipt and acceptance of acceptable third-party valuations of the assets and shares to be exchanged with the Registrant, and (iv) the continued advancement of the various acquisition and development transactions being pursued by the Purchaser.

     Current State of Transactions

     Prior to September 12, 2007, the Registrant intended to pursue the Debt Restructuring and the Debt, Asset and Share Exchange Agreement Proposal transaction. However, on September 12, 2007, the Securities and Exchange Commission temporarily suspended trading in the Registrant’s common stock and commenced other legal actions described in Item 8.01 below. These actions will have effects on the Registrant and the Purchaser and their respective businesses, and these effects may prevent consummation of any or all of the Debt Restructuring and the Debt, Asset and Share Exchange Agreement Proposal transaction. Neither the Purchaser nor the Registrant is obligated to proceed with any such transaction. The Registrant intends to evaluate its alternatives relating to the transactions and to do what it determines is in the best interest of the Registrant and its shareholders.

     (b) The information in this Current Report on Form 8-K/A shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in this Current Report on Form 8-K/A or in such filing.

Item 8.01 Other Events (New and Updated Disclosure)

     Erath County, Texas Leases

     The Registrant was the lessee on approximately 9,700 acres located in Erath County, Texas. On April 10, 2007, the Registrant disclosed that on April 3, 2007, the Registrant receive notice from the Erath County sheriff’s department that the 266th District Court of the State of Texas had issued a writ of execution directing the sheriff’s office to recover the judgment amount and any other charges that have been awarded. The total amount of the judgment due was $545,065.94. Thereafter, a receiver was appointed over the Registrant’s leasehold on about 3.200 of the 9,700 acres located in Erath County. As discussed above, and as previously disclosed by the Registrant, the Purchaser previously acquired the rights to $3.0 million of the Registrant’s secured debt, which it proposed to exchange for Registrant common stock in the proposed transactions. This debt was secured by the 9,700 acre leasehold. In August 2007, the creditor foreclosed on the Registrant’s separate leasehold on approximately 6,500 acres that were not subject to the receivership. The Purchaser indicated to the Registrant at the time of that foreclosure its expectation that the foreclosed property would be considered in lieu of the $3.0 million in debt for purposes of the Debt, Asset and Share Exchange Agreement Proposal transaction. The leasehold on the 3,200 acres subject to the receivership expires in accordance with its terms in or about October 2007. The Registrant is considering entering into a new lease for that property, but there can be no assurance whether the Registrant will be able to negotiate such a lease or, if negotiated, the Registrant will be able to operate on the property without satisfactory resolution of the Registrant’s indebtedness related to its prior leasehold interest.

     Comanche County, Texas Lease

     The Registrant was the lessee on approximately 4,000 acres located in Comanche County, Texas. That leasehold interest was subject to a deed of trust securing approximately $150,000 in Registrant indebtedness. The Purchaser has informed the Registrant that it is negotiating to acquire the indebtedness secured by that leasehold. In or about August 2007, the creditor foreclosed on the leasehold securing the Registrant’s indebtedness. The Purchaser indicated to the Registrant at the time of that foreclosure its expectation that if it concluded its acquisition of the leasehold, the foreclosed property would be considered for purposes of the Debt, Asset and Share Exchange Agreement Proposal transaction.

     Suspension of Trading in the Registrant’s Common Stock and Commission Actions

     On September 12, 2007, the Securities and Exchange Commission announced the temporary suspension, pursuant to Section 12(k) of the Securities Exchange Act of 1934 of trading in the securities of the Registrant commencing at 9:30 a.m. EDT on September 12, 2007 and terminating at 11:59 p.m. EDT on September 25, 2007.

     The Commission in its announcement stated that it temporarily suspended trading in the securities of the Registrant because of questions that have been raised about the accuracy and adequacy of publicly disseminated information concerning, among other things: (1) the status of the Registrant’s oil and gas operations, (2) the Registrant’s purported financing agreements, (3) the Registrant’s supposed acquisition of a controlling interest in a foreign oil and gas firm, (4) the existence, terms and status of a purported share exchange agreement between the Registrant and the Purchaser, and (5) the identity of the persons in control of the operations and management of the Registrant.

     Concurrently, the Commission commenced a civil action against the Registrant, the Purchaser and certain other persons relating to the issues described above and other issues.

     The Registrant is currently evaluating the issues raised by the Commission in its regulatory actions and believes that the disclosures contained in this Current Report on Form 8-K/A address each and all of the five issues raised by the Commission and set forth above. The Registrant intends to fully cooperate with the Commission in its efforts and to promptly address any issues that may be raised.

Item 9.01 Financial Statements and Exhibits (July 8-K, September 8-K an Additional and Updated Disclosure)

     (d) The following Exhibits are filed or furnished as part of this Current Report on Form 8-K/A.

Exhibit No.	Description of Exhibit

16.1*	Letter from Malone & Bailey PC dated September 26, 2007
99.1*	September 27, 2007 Press Release

__________________
* Filed or furnished herewith.

SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TERAX ENERGY, INC.

Date:September 26, 2007	By:	/s/ Linda Contreras
Linda Contreras, CEO